Exhibit 1.01

GERDAU S.A.

CNPJ nº 33.611.500/0001-19.

NIRE Nº 35300520696

Publicly Held Company.

BYLAWS

CHAPTER I. HEADQUARTERS, PURPOSES AND DURATION

Art. 1. GERDAU S.A., with headquarters and jurisdiction in the City of São Paulo, at Avenida das Nações Unidas, 8.501, 8º andar, CJ 02, Bairro Pinheiros, Zip code 05425-070, will be ruled by these Bylaws and legislation applicable to limited companies.

§ 1. Per its admission to the special Corporate Governance listing level of BM&FBOVESPA S.A - Bolsa de Valores Mercadorias e Futuros (“BM&FBOVESPA”), named Level 1, the Company, its shareholders, members of the Board of Directors, Executive Board and Board of Auditors are subject to the provisions of the Corporate Governance Level 1 Listing Rules of BM&FBOVESPA (“Level 1 Listing Rules”)

§ 2. As the securities issued by the Company are admitted to trading on the over-thecounter markets organized by BM&FBOVESPA S.A - Bolsa de Valores Mercadorias e Futuros (“BM&FBOVESPA”), the Company, its managers and shareholders must comply with the provisions in the Regulation for Issuer Listing and for Admission to Trading of Securities, including the rules related to withdrawal and exclusion of trading of securities admitted to trading on the over-the-counter markets organized by BM&FBOVESPA.

Art. 2. The Company, which will have an unlimited lifetime, has the following purposes:

a) Interests in the capital of companies actuating in the industry and trade of steel and/or metallurgical products, with plants integrated to ports or not, as well as other companies and industrial consortia, including activities of research, mining, ore industrialization and trading, elaboration, execution and administration of forestation and reforestation, as well as the trade, export and import of goods, conversion of forests into charcoal, transport of goods of its own manufacture and port operator activities, referred to in Law No. 8.630, of February 8, 1993; and

b) Industry and trade exploitation, including representation, importing and exporting of steel, iron and related products.

Art. 3. The Company may open and maintain branch offices, branches, subsidiaries, agencies and offices, both within Brazil and abroad, and may hold stakes in other companies.

CHAPTER II. SHARE CAPITAL

Art. 4. The capital stock is R$ 19,323,246,666 (nineteen billion, three hundred and twenty-three million, two hundred and forty six thousand and six hundred and sixty six reais), divided in 573,627,483 (five hundred and seventy three million, six hundred and twenty seven thousand and four hundred and eighty three) common shares and 1,146,031,245 (one billion, one hundred and forty six million, thirty one thousand and two hundred and forty five preferred shares, with no par value.

§ 1.  The Board of Directors may, independently from modifications to the Company’s By-Laws, decide to issue new shares, including the capitalization of profits and reserves, in accordance with the terms of these By-Laws, up to an authorized limit of 1,500,000,000 (one billion and five hundred million) ordinary shares and 3,000,000,000 (three billion) preferred shares.

§ 2. Within the limit of authorized capital stock, the Board of Directors may, on the basis of a plan approved by the General Shareholders’ Meeting, grant stock options to its Directors, Executive Officers, employees or individuals’ providers of services to the Company or to companies under its control.

§ 3. Capital increases by the Company may consist of common or preferred shares or of shares of only one category, without maintaining proportions between each type or class of stock, while observing, with regard to the preferred shares, the maximum limit established by Law.

§ 4. Pre-emptive rights must be exercised within a period of 30 (thirty) days, except when an issue consists of shares or securities convertible into shares, whose placement is made through stock exchange or in a public offering, or an exchange of shares made in a public offer for acquisition of control, in which events the Board of Directors shall guarantee priority to shareholders for the subscription of securities for a period of no less than 10 (ten) days.

§ 5. Each common share shall carry one vote in the deliberations of the General Shareholders’ Meeting.

§ 6. The Company shares shall, regardless of type or class, have an identical share in its profits and identical rights in any public offer in case of transfer of control, with these shares being guaranteed a price equal to the value paid per common share forming part of the controlling stake. Preferred shares shall not carry voting rights and may not be redeemed, although they shall enjoy in addition to the rights mentioned above, the following priorities and advantages:

(a)                                Right to proportionally participate proportionately in the mandatory dividend, of at least, 30% (thirty percent) of the net income for the fiscal year, calculated in accordance with art. 19, § 4th; and,

(b)                                Preference in the reimbursement of the Capital up to the value of their ideal proportion of the paid-in capital; the remaining amount shall be distributed on equal terms to all common and preferred shares

§ 7. The Company’s shares shall exist in book entry form.

§ 8. Shares shall be maintained in a deposit account in the name of their holders, at Banco Itaú S.A, without the issue of certificates.

§ 9. The Company may charge for the cost of transfer of ownership of book entry shares, in accordance with the limits established by the Brazilian Securities Exchange Commission (Comissão de Valores Mobiliários).

§ 10. The Company may suspend share transfer services for periods not exceeding 15 (fifteen) days each, and a total of 90 (ninety) days in any one year.

CHAPTER III. MANAGEMENT

SECTION I. GENERAL REGULATIONS

Art. 5. The Board of Directors and the Executive Officers shall be responsible for the Administration of the Company.

§ 1. Each of the elected members of the Board of Directors or the Executive Officers shall take office by means of a entry recorded in the relevant register, independently of any guarantee.

§ 2. The remuneration of members of t the Board of Directors and the Executive Officers shall be established by the General Shareholders’ Meeting, and may be approved on an individual or global basis, being the responsibility of the Board of Directors in the latter case, will to decide on its distribution.

§ 3. The mandate of a new Board of Directors, Executive Officers or Board of Auditors member is conditioned to the signature of the Adhesion Management Form (“Termo de Anuência dos Administradores”), based upon the terms of Level 1 Listing Rules, as well as the compliance with the applicable legal requirements.

§ 4. The positions of Chairman and Chief Executive Officer shall not be combined in the same person.

SECTION II. BOARD OF DIRECTORS

Art. 6. The Board of Directors is a collegiate decision-making body composed of 3 (three) to 11 (eleven) effective members and up to 11 (eleven) substitute members, at the discretion of the General Shareholders’ Meeting that elects them, with the same members elected for a unified mandate of 1 (one) year, with reelection permitted.

§ 1. The General Shareholders’ Meeting shall determine, prior to the election of the members of the Board of Directors, the number of effective and substitute members to be elected. These numbers may differ from each other. If elected, the substitute members shall replace the effective members in the order established by the General Shareholders’ Meeting that elects them. The substitute member that cumulatively exercises the position of Executive Officer shall be automatically prohibited from occupying this position during the period in which he/she replaces the effective member, if, on account of his/her simultaneous occupation of this position, he/she exceeds the legal limit for the accumulation of positions. In the event that a vacancy arises and there are no substitute members, the substitute shall be appointed by the remaining Board members and shall serve until the first next General Shareholders’ Meeting.

§ 2. The General Shareholders’ Meeting shall appoint from among the elected Board members a President and up to four (4) Vice Presidents, who shall replace the former in accordance with their respective order of nomination.

§ 3. The Board of Directors shall meet whenever the interests of the Company require and at least once every six (6) months, observing a minimum advance notice of 24 hours for the first call of the meeting, except in cases of manifest urgency, with the responsibility for call the meeting of the President of the Board or that of the majority of its members.

§ 4. The meetings of the Board of Directors shall be considered to have been convened at a first call in the presence of a majority of its members, and at a second call, with any number of its members present, being chaired by the President or in his/her absence, by any other member of the Board of Directors. Decisions shall be taken by a majority vote among those present, with the President or his/her replacement holding the deciding vote and all members are entitled to vote in advance in written form. The decisions of these meetings shall be recorded as minutes in the relevant Company register.

§ 5. In addition to the attributions arising from the other provisions of these By-Laws or the Law, the Board of Directors shall be responsible for:

(a)                                set the general guidance of social businesses;

(b)                                assure integrity, ethical values and compliance with laws and regulatory norms to which the Company is subject;

(c)                                 approve the Company’s strategic planning as well as the respective execution plan;

(d)                                supervise risk management architecture development;

(e)                                 approve expansion and investment plans considering risks involved and expected returns;

(f)                                  define the Company’s financial policies and capital structure, as well as approve the capital budget and individual decisions of relevant investments;

(g)                                define the policy that will guide relations with investors and capital markets;

(h)                                establish criteria for control of the Company’s corporate performance;

(i)                                   elect and dismiss the Company’s Directors, provide substitutes in case of vacancy, set their assignments and assess their performance;

(j)                                   establish basic guidelines for executive action of Directors and assure the strict compliance with them;

(k)                                set the Company’s administrative structure, observing the Directors’ attribution of functions;

(l)                                   guide and provide qualification and professional development to strategic executives, as well as take care of their succession plans;

(m)                            establish policies and practices for remuneration of human resources, including participation in profits or results;

(n)                                establish individual remuneration of the Company’s administrators, in case the General Shareholders’ Meeting has set global amount, and propose to the General Shareholders’ Meeting deliberation on their participation in social profits, observing the dispositions in law and in the present Bylaws;

(o)                                approve relevant changes in the Company’s organizational structure, necessary to support strategies defined;

(p)                                inspect the management of social businesses by Directors and assure the strict compliance with decisions by the Company’s organisms; examine, at any time, the Company’s books and papers, request information on contracts signed or about to be signed, and any other acts;

(q)                                deliberate on General Shareholders’ Meeting Call;

(r)                                 express opinion on the Administration report and Board of Directors accounts;

(s)                                  choose and dismiss independent auditors;

(t)                                   authorize negotiation, by the Company, of shares issued by it;

(u)                                authorize issue of negotiable instruments for public distribution, including debentures, under the terms of art. 59, § 1st, of Law nº 6.404 de 15.12.1976;

(v)                                within the limits of the authorized capital, deliberate on the issue of debentures convertible into shares, under the terms of art. 59, § 2nd, of Law nº 6.404 de 15.12.1976.

(w)                              authorize payment of interests as equity remuneration, as well as its integration to the value of the fiscal year dividends;

(x)                                authorize participation in other societies, as well as the creation of consortia, joint ventures as strategic alliances in the country and abroad;

(y)                                set guidelines to be observed by the Company’s representatives in any control group or quota holders meetings, or in General Shareholders’ Meetings of affiliated or controlled companies, or others that involve consortia, joint ventures or strategic alliances in which the Company participates;

(z)                                 periodically set criteria for involved value, duration, extension of effects and others for the practice of certain administrative acts by the Board of Directors such as (i) authorize fund raising, hiring of loans and financing, including upon issue of bonds and securities; concession of loans or other credits, including to employees and member of the social bodies; (ii) acquisition, transfer (even if fiduciary), encumbrance, rental or borrowing of any assets or rights; (iii) provision of warranties of any nature by the Company;

(aa)                         authorize the practice and acts of administration described in paragraph “z” above, while the criteria in that paragraph are not established;

(ab)                         strengthen and watch for the Company’s institutional image;

(ac)                          deliberate on the practice of any extraordinary management act not included in the General Shareholders’ Meeting private competence.

§ 6. The Board of Directors may attribute to its President or to any one of its Vice Presidents, or to any one of its members that it may appoint, responsibility for the systematic monitoring of the Company’s business activities in such a way as to ensure the full attainment of the Company’s objectives and the implementation of the decisions made by the same Board of Directors.

§ 7. The Board may decide to create specific committees linked to itself, which shall include one (1) or more of its members, with or without the participation of Executive Officers, Company employees or contracted third-parties with the aim of coordinating or orienting certain corporate processes or operations.

SECTION III. EXECUTIVE OFFICERS

Art. 7. The Executive Officers comprises:

(a)                                One (1) Chief Executive Officers;

(b)                                Two (2) to ten (10) Executive Vice-Presidents; and,

(c)                                 One (1) to fifteen (15) Executive Officers, without specific designation.

§ 1. The Executive Officers, who are individuals resident in Brazil, whether shareholders of the Company or not, shall be elected by the Board of Directors for a mandate of one (1) year.

§ 2. The Executive Officers shall ordinarily meet on occasions determined by themselves, and extraordinarily, whenever necessary or convenient, when convened by the Executive President or any one of the Executive Vice-Presidents, or by any two Executive Officers..

§ 3. The meetings of the Executive Officers shall be convened with a majority of their number at the first call. Decisions shall be taken by majority vote with the minutes of these recorded in the relevant Company register;

§ 4. An advance vote submitted in written form shall be permitted for the purposes of a ‘quorum’ both for convening a meeting and for voting on decisions. In these meetings, the President shall have the deciding vote in addition to his/her own.

Art. 8. The Executive Officers shall carry out all acts necessary for the attainment of the Company’s objectives, and shall take responsibility for the adequate implementation of decisions by the Company’s bodies.

§ 1. The Executive President will be responsible for the general conduction of the businesses in accordance with the plans and programs approved by the Board of Directors, focusing on the strategical aim of the Company, on the follow-up of its results and on the report of results to the Board of Directors. The representative of the Company shall be responsible before the public and also responsible for the relationship and institutional politics, and will have the support of the Chairman of the Board of Administration.

§ 2. The Executive President will be responsible for the development and accomplishment of the objectives of the Company and will exert the operational coordination of the diverse businesses, searching to maximize the synergism and results.

Art. 9. The Executive Officers is responsible, without detriment to individual functions, for preparing and submitting to approval by the Board of Directors:

(a)                                Strategical plan of the Company and its respective plan of execution, as well as its programs of expansion and investments;

(b)                                The Company’s business portfolio;

(c)                                 Proposals for significant alterations in the organizational structure of the Company that are necessary to support the strategies defined by the Board of Directors..

(d)                                suggestions of professional development to strategic executives and their succession plans.

§ 1. It is up to the Executive Officers as well:

(a)                                define and systematize processes and operations, approve policies, strategies and guidelines, assessing the respective performance of their holders, the level of excellence reached and the management techniques employed;

(b)                                execute the goals established by the Board of Directors, submitting to it the results obtained;

(c)                                 authorize the practice of reasonable free of charge acts for the benefit of employees or communities in which the Company participates, including donation of unserviceable assets, considering its social accountability;

(d)                                follow and control the Company’s affiliated and controlled companies’ activities;

(e)                                 instruct the Company’s representatives in control group and quota holders meetings and in General Shareholders’ Meetings of affiliated and controlled companies, according to guidelines set forth by the Board of Directors;

(f)                                  authorize the opening of affiliates, branches, agencies and offices;

(g)                                promote interchange of experiences and maximum synergy across the Company’s processes and operations;

(h)                                disseminate the Company’s values and culture to all functional levels;

(i)                                   watch for and respond for the Company’s institutional image;

(j)                                   solve omitted cases, as long as they are not included in the General Shareholders’ Meeting or Board of Directors competence.

§ 2. The Executive Officers will forward to the Board of Directors copies of their meetings’ minutes and will provide the information that will make possible the assessment of the Company’s activities performance.

§ 3. The Executive Officers can deliberate on the creation of auxiliary committees to be formed by one or more of its members, employees and outsourced employees to promote interchange of experiences and maximum synergy across the Company’s operations, or in order to coordinate, guide, facilitate or support certain processes or operations.

Art. 10. The Executive Officers, except for exceptional cases authorized by the Board of Directors, will exercise their positions full time and will not endorse, provide guarantee or in any way guarantee third parties’ debts.

Art. 11. The Executive Officers shall be responsible for representing the Company actively and passively in court or outside it, observing relevant legal or statutory provisions and decisions taken by bodies of the Company.

Art. 12. As general rule and except for cases that are the subject matter of subsequent paragraphs, the following undertakings by the Company shall be considered valid whenever it is represented by two (2) Executive Officers, or one (1) Executive Officer and one (1) attorney-in-fact, or by two (2) attorneys-in-fact, within the limits of their respective mandates.

§ 1. Acts whose implementation requires prior authorization by the Board of Directors may only be implemented once the above preliminary condition has been fulfilled.

§ 2. The Company may be represented by only one (1) Executive Officers or one (1) attorney-in-fact, when the operation in question consists of the receiving and acquaintance of amounts due to the Company, the issuing and negotiating, including the endorsing and discounting of bills relating to its sales, as well as cases of correspondence that do not create liabilities for the Company and the practice of simple routine administrative acts, including those relating to government offices, parastatal companies, public companies, private-public companies, commercial registries, labor courts, IAPAS, FGTS and their agent banks, and other institutions of an identical nature.

§ 3 The Board of Directors may authorize acts that bind the Company through only one Executive Officer or attorney-in-fact, or, by adopting criteria that limits authority, restrict, in certain cases, the representation of the Company to only one Executive Officer or attorney-in-fact.

§ 4. In appointing attorneys-in-fact, the following rules shall be observed:

(a)                                All power of attorneys will be jointly granted by two (2)  Executive Officers;

(b)                                When the object of the mandate is an act that depends on the prior authorization of the Board of Directors or the Executive Officers, the granting of the same shall be expressly conditional on obtaining this authorization;

(c)                                 Except in cases of judicial or similar representation, in which an essential feature of the mandate is its exercise until the resolution of the issue or case, all other mandates shall be issued for a defined period and must not exceed one year.

§ 5. Acts carried out that are contrary to the rules of the preceding paragraphs shall be considered null and shall not generate liabilities to the Company.

CHAPTER IV. BOARD OF AUDITORS.

Art. 13. The Board of Auditors will comprise, at least, three (3) and at the most, five (5) effective members, and one of them necessarily a financial expert; and with the same number of substitutes, whether shareholders or not, and will be installed and elected in General Shareholders’ Meeting.

§ 1. The Board of Auditors shall:

(a)                                Oversee acts of the Board of Directors and Executive Officers and ensure that they comply with their legal and statutory duties;

(b)                                express opinion on the management annual report, including in its opinion complementary information considered relevant or useful for the General Shareholders’ Meeting deliberations;

(c)                                 express opinion on the administration bodies proposals to be submitted to the General Shareholders’ Meeting, related to change in the joint stock, issue of debentures or subscription bonus, investment plans or capital budget, dividend distribution, transformation, incorporation merger or split;

(d)                                denounce, by any of its members, to the administration bodies and, in case these latter do not take measures necessary to protect the Company’s interests, to the General

Shareholders’ Meeting, mistakes, frauds or crimes they find and suggest useful measures to the Company;

(e)                                 call the ordinary General Shareholders’ Meeting, if the administration bodies delay for more than 1 (one) month this call, and the extraordinary General Shareholders’ Meeting whenever serious or urgent reasons occur, including in the meetings’ agenda the subjects they consider necessary;

(f)                                  analyze, at least quarterly, the balance sheet and other financial statements periodically prepared by the Company;

(g)                                examine financial statements of the fiscal year and express opinion on them;

(h)                                exercise the assignments, during liquidation, considering the special dispositions that regulate it;

(i)                                   receive and verify complaints, denounces or irregularities;

(j)                                   express opinion on proposal of hiring or dismissing external auditor;

(k)                                express opinion on any services to be rendered to the Society by the external auditor;

(l)                                   express opinion on the works conducted by the external audit;

(m)                            assist in the solution of divergences between administrators and auditors;

(n)                                express opinion on accounting and audit internal controls.

§ 2. The Board of Auditors will be permanent.

§ 3. The Board of Auditors will establish, by majority deliberation, the respective internal regulation.

§ 4. In case of vacancy of member of the Board of Auditors elected by the Controller Shareholder, the substitutes will be called, in the order of their election, as described in the minute of the General Shareholders’ Meeting that elected them, and, in case there is no substitute or the substitute resigns, the substitute will be appointed by the remaining board members, elected by the controller shareholder, and will fulfill his/her term of office until the next General Shareholders’ Meeting, which will elect the new substitute.

CHAPTER V. GENERAL SHAREHOLDERS’ MEETING.

Art. 14. The General Shareholders’ Meeting, duly called and installed in accordance with the law and this chapter, has powers to decide on all business activities relating to the object of the Company, as well as to make the decisions it considers appropriate to defend and for the development of the Company.

Art. 15. The General Shareholders’ Meeting shall be installed by one Director, or in his/her absence, by an attending Shareholder, with Shareholders chosen at the occasion to chair and act as secretary at the meeting.

§ 1. The Company may require, within a period established in the notice of calling, the depositing of proof of ownership of shares, submitted by the financial institution acting as depositary for the same shares, as well as to suspend, for the same period, transfer and stock split services.

§ 2. Excepting those cases in which the law determines a qualified “quorum”, the decisions of the General Shareholders’ Meeting shall be taken by an absolute majority vote, excluding blank votes

Art. 16. Minutes of the deliberations and proceedings of the General Shareholders’ Meeting shall be recorded in the relevant register, together with the elements, indications, requirements and signatures, required by law.

Art. 17. The General Shareholders’ Meeting shall be Ordinary or Extraordinary in accordance with the material under consideration. The Ordinary General Shareholders’ Meeting and the Extraordinary General Shareholders’ Meeting may be called cumulatively and held in the same place at the same date and time, and documented in a single set of minutes.

Art. 18. The Ordinary General Shareholders’ Meeting must take place within the period established in law and shall have as its object:

(a)                                take administrators accounts, examine, discuss and vote the financial statements.

(b)                                deliberate on the destination of the fiscal year net profit and dividend distribution;

(c)                                 elect members of the Board of Directors and, where applicable, the Board of Auditors;

(d)                                approve the correction of the equity capital monetary expression.

CHAPTER VI. FISCAL YEAR.

Art. 19. The fiscal year begins on January 1st and ends on December 31 of the same year.

§ 1. At the end of each fiscal year, the Executive Officers shall order the preparation, observing the relevant legal provisions, of the following financial statements:

(a)                                balance sheet;

(b)                                statement of changes in stockholders’ equity;

(c)                                 income statement orf the fiscal year in question;

(d)                                statement of cash flows; and

(e)                                 statement of added value.

§ 2. Together with the financial statements for the year, the Board of Directors shall submit to the Ordinary General Shareholders’ Meeting a proposal on the assignment of the net income for the year, in accordance with the provisions of these By-Laws and the Law.

§ 3. The Board of Directors may propose and the Ordinary General Shareholders’ Meeting decide to subtract from the net income for the financial year, at least 5% (five per cent) of the same for the constitution of an Investment and Working Capital Reserve, that shall obey the following principles:

(a)                                its constitution will not affect the right of preferred shareholders to receive the minimum dividend to which they are entitled, or affect the payment of mandatory dividend provided in § 4th below;

(b)                                its balance, jointly with the balance of other profit reserves, except for reserves for contingencies and profits to be realized, will observe maximum limit equal to the Company’s stock capital, under penalty of excess of capitalization or money distribution;

(c)                                 the reserve is intended to assure investments in fixed assets, or additions to working capital, even through amortization of the Company’s debts, regardless of profit retentions linked to capital budget, and its balance can be used for: (i) absorption of losses, whenever necessary; (ii) distribution of dividends, at any time; (iii) redemption operations, reimbursement or purchase of shares, authorized by law; (iv) incorporation to stock capital, even upon bonus in new shares.

§ 4. Shareholders will have right to receive, at each fiscal year, as dividend, a percentage of the net profit, obeying the mandatory minimum of 30% (thirty percent) on that net profit, with the following readjustments:

(a) addition of the following amounts:

• Resulting from reversion, in the fiscal year, of profits that were previously transferred for reserve of profits to be realized; and

• Resulting from realization, in the fiscal year, of increase in value of assets elements due to new assessments, recorded as re-assessment reserve;

(b) The subtraction of amounts assigned during the fiscal year for the constitution of legal reserves, the reserve for contingencies, the unrealized profit reserve and the tax incentive reserve.

§ 5. The mandatory dividend is formed by the preferred dividend and the dividend paid on account of pre-existing profits reserves or based on semi-annual balances or interim balances, unless otherwise defined by the General Shareholders’ Meeting of by the Board of Directors.

§ 6. Members of the Board of Directors and Board of Officers are entitled to a share in the Company’s profit, to be deliberated by the General Shareholders’ Meeting, observing the limits of law. It is a condition for payment of such share the assignment to shareholders the mandatory dividend referred to in § 4 above. Whenever a semi-annual balance is raised and, based on it, interim dividends are paid at value corresponding to 30% (thirty percent) at least on the period net profit, calculated under the terms of the mentioned § 4, share in the semi-annual profit can be paid, by deliberation of the Board of Directors, to administrators, “ad referendum” of the General Shareholders’ Meeting.

§ 7. Whenever the mandatory dividend is paid using pre-existing profits reserves, portion of the fiscal year profit, corresponding to the dividend paid, will be appropriated to the recomposition of the reserve used.

§ 8. The Board of Directors may state dividends at the account of pre-existing profits reserves, or account of existing profits in the last annual, semi-annual or interim balance.

§ 9. The General Shareholders’ Meeting may deliberate on the capitalization of reserves constituted in semi-annual or interim balance sheets.

§ 10. Dividends not claimed in 3 (three) years expire in favor of the Company.

§ 11. Preferred shares will acquire the right to vote if the Company, for three (3) consecutive fiscal years, fail to pay the minimum dividends to which they are entitled, right that will be kept until the first later payment of dividends made by the Company.

CHAPTER VII. LIQUIDATION

Art. 20. The Company will enter in liquidation in cases provided by law or due to deliberation of the General Shareholders’ Meeting, which is in charge, under any circumstance, of establishing the method of liquidation, electing the liquidator and members of the Board of Auditors, in case it is decided for operation during the liquidation period, setting their remuneration.